                                                                    Exhibit 10.2

                  RECAPITALIZATION AND STOCK PURCHASE AGREEMENT


                                      Among


                           COLOR SPOT NURSERIES, INC.,

                       HELLER EQUITY CAPITAL CORPORATION,

            M. F. VUKELICH CO., MICHAEL F. VUKELICH, JERRY HALAMUDA,

                     GARY E. MARIANI, STEVEN J. BOOKSPAN AND

                                RICHARD E. GEORGE


                                       and


                         KCSN ACQUISITION COMPANY, L.P.


                                   dated as of

                                December 31, 1996

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

ARTICLE 1 REDEMPTION OF STOCK . . . . . . . . . . . . . . . . . . . . .   2
     1.1  Redemption of Stock . . . . . . . . . . . . . . . . . . . . .   2
     1.2  Consideration . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.3  The Closing . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.4  Further Assurances. . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 2 PURCHASE AND SALE OF STOCK. . . . . . . . . . . . . . . . . .   4
     2.1  Transfer of Stock . . . . . . . . . . . . . . . . . . . . . .   4
     2.2  Consideration . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.3  The Closing . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . .   5
     3.1  Corporate Organization. . . . . . . . . . . . . . . . . . . .   5
     3.2  Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.3  Ownership of Stock. . . . . . . . . . . . . . . . . . . . . .   6
     3.4  Authorization, Etc. . . . . . . . . . . . . . . . . . . . . .   6
     3.5  Balance Sheet and Income Statement. . . . . . . . . . . . . .   6
     3.6  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . .   7
     3.7  No Approvals or Conflicts . . . . . . . . . . . . . . . . . .   7
     3.8  Compliance with Law; Governmental Authorizations. . . . . . .   8
     3.9  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.10 Title to Assets . . . . . . . . . . . . . . . . . . . . . . .   8
     3.11 Absence of Certain Changes. . . . . . . . . . . . . . . . . .   8
     3.12 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.13 Employee Benefits . . . . . . . . . . . . . . . . . . . . . .   9
     3.14 Labor Relations . . . . . . . . . . . . . . . . . . . . . . .   9
     3.15 Patents, Trademarks, Trade Names, Etc.. . . . . . . . . . . .  10
     3.16 Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.17 Environmental Compliance. . . . . . . . . . . . . . . . . . .  11
     3.18 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.19 No Brokers' or Other Fees . . . . . . . . . . . . . . . . . .  13
     3.20 Material Customers and Suppliers. . . . . . . . . . . . . . .  13
     3.21 Real Property . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.22 Investment Company Act Status . . . . . . . . . . . . . . . .  14
     3.23 Product Liability . . . . . . . . . . . . . . . . . . . . . .  14
     3.24 Books and Records . . . . . . . . . . . . . . . . . . . . . .  14
     3.25 Acquisition for Investment. . . . . . . . . . . . . . . . . .  14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . .  14
     4.1  Organization. . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.2  Authorization, Etc. . . . . . . . . . . . . . . . . . . . . .  14

     4.3  No Approvals or Conflicts . . . . . . . . . . . . . . . . . .  15
     4.4  Acquisition for Investment. . . . . . . . . . . . . . . . . .  15
     4.5  Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.6  No Knowledge of Breach. . . . . . . . . . . . . . . . . . . .  15
     4.7  No Brokers' or Other Fees . . . . . . . . . . . . . . . . . .  15

ARTICLE 5 CONDITIONS TO THE SELLERS' AND
          THE  COMPANY'S OBLIGATIONS. . . . . . . . . . . . . . . . . .  16
     5.1  Representations and Warranties. . . . . . . . . . . . . . . .  16
     5.2  Performance . . . . . . . . . . . . . . . . . . . . . . . . .  16
     5.3  Officer's Certificate . . . . . . . . . . . . . . . . . . . .  16
     5.4  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     5.5  Injunctions . . . . . . . . . . . . . . . . . . . . . . . . .  16
     5.6  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     5.7  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . .  16
     5.8  Employment Agreements . . . . . . . . . . . . . . . . . . . .  16
     5.9  8.0% Subordinated Convertible Notes . . . . . . . . . . . . .  17
     5.10 Stockholders' Agreement . . . . . . . . . . . . . . . . . . .  17
     5.11 Payment of Fees . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 6 CONDITIONS TO PURCHASER'S OBLIGATIONS . . . . . . . . . . . .  17
     6.1  Representations and Warranties. . . . . . . . . . . . . . . .  17
     6.2  Performance . . . . . . . . . . . . . . . . . . . . . . . . .  17
     6.3  Officer's Certificate . . . . . . . . . . . . . . . . . . . .  17
     6.4  Resignation of Directors. . . . . . . . . . . . . . . . . . .  17
     6.5  Injunctions . . . . . . . . . . . . . . . . . . . . . . . . .  17
     6.6  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     6.7  Existing Indebtedness . . . . . . . . . . . . . . . . . . . .  18
     6.8  Legal Opinions. . . . . . . . . . . . . . . . . . . . . . . .  18
     6.9  Other Agreements. . . . . . . . . . . . . . . . . . . . . . .  18
     6.10 Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     6.11 Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 7 COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . . .  18
     7.1  Conduct of Business by Company. . . . . . . . . . . . . . . .  18
     7.2  Access to Books and Records; Cooperation. . . . . . . . . . .  19
     7.3  Filings and Consents. . . . . . . . . . . . . . . . . . . . .  19
     7.4  WARN Act. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     7.5  Supplements to Disclosure Schedule. . . . . . . . . . . . . .  20
     7.6  Covenant to Satisfy Conditions. . . . . . . . . . . . . . . .  20
     7.7  Exclusive Dealing . . . . . . . . . . . . . . . . . . . . . .  20
     7.8  Director and Officer Liability and Indemnification. . . . . .  21
     7.9  Contact with Customers and Suppliers. . . . . . . . . . . . .  21
     7.10 8.0% Subordinated Convertible Notes . . . . . . . . . . . . .  21
     7.11 COBRA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 8 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  22
     8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . .  22
     8.2  Procedure and Effect of Termination . . . . . . . . . . . . .  22

ARTICLE 9 INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . .  23
     9.1  Indemnification . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 10 MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .  26
     10.1  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . .  26
     10.2  Governing Law. . . . . . . . . . . . . . . . . . . . . . . .  26
     10.3  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . .  26
     10.4  No Assignment. . . . . . . . . . . . . . . . . . . . . . . .  26
     10.5  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     10.6  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     10.7  Complete Agreement . . . . . . . . . . . . . . . . . . . . .  29
     10.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  29
     10.9  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . .  29
     10.10 Headings . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     10.11 Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . .  30
     10.12 Severability . . . . . . . . . . . . . . . . . . . . . . . .  30
     10.13 Third Parties. . . . . . . . . . . . . . . . . . . . . . . .  30
     10.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS . . . . . . .  31
     10.15 WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . .  31
     10.16 Sellers' Representative. . . . . . . . . . . . . . . . . . .  31

EXHIBIT 5.7 LEGAL OPINION [BROWNSTEIN HYATT FARBER & STRICKLAND, P.C.].  34

EXHIBIT 5.8 EMPLOYMENT AGREEMENT. . . . . . . . . . . . . . . . . . . .  35

EXHIBIT 5.9 8.0% SUBORDINATED CONVERTIBLE NOTES . . . . . . . . . . . .  36

EXHIBIT 5.10   STOCKHOLDERS' AGREEMENT  . . . . . . . . . . . . . . . .  37

EXHIBIT 6.8(a) LEGAL OPINION - [CHARLES P. BRISSMAN, ESQ.]. . . . . . .  38

EXHIBIT 6.8(b) LEGAL OPINION - [KNOX RICKSEN] . . . . . . . . . . . . .  39

EXHIBIT 6.8(c) LEGAL OPINION - [KATTEN MUCHIN & ZAVIS]. . . . . . . . .  40

EXHIBIT 6.10   FINANCING PROPOSAL . . . . . . . . . . . . . . . . . . .  41

EXHIBIT 6.11   FEE AGREEMENT  . . . . . . . . . . . . . . . . . . . . .  42

SCHEDULE 1     SHAREHOLDERS, EXISTING SHARES, OPTION SHARES AND REDEEMED
               SHARES . . . . . . . . . . . . . . . . . . . . . . . . .  43

SCHEDULE 2     PENDING ACQUISITIONS . . . . . . . . . . . . . . . . . .  44

DISCLOSURE SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                  RECAPITALIZATION AND STOCK PURCHASE AGREEMENT



          This Recapitalization and Stock Purchase Agreement (this "Agreement"), dated as of December 31, 1996, is entered into by and among Color Spot Nurseries, Inc., a Delaware corporation (the "Company"), Heller Equity Capital Corporation, a Delaware corporation ("Heller", or "Sellers' Representative"), M.
F. Vukelich Co., a California corporation ("MFV"), Michael F. Vukelich ("Vukelich"), Jerry Halamuda ("Halamuda"), Gary E. Mariani ("Mariani"), Steven
J. Bookspan ("Bookspan") and Richard E. George ("George")(MFV, Vukelich, Halamuda and Bookspan are referred to herein individually as an "Executive Manager" and collectively as the "Executive Managers"; Heller, Mariani and George are referred to herein individually as a "Director Shareholder" and collectively as the "Director Shareholders"; Heller, MFV, Vukelich and Halamuda may be referred to herein individually as a "Redeeming Shareholder" and collectively as the "Redeeming Shareholders"), and KCSN Acquisition Company, L.P., a Delaware limited partnership ("Purchaser").

          WHEREAS, the Redeeming Shareholders, Mariani, Bookspan and George, together with Gene Malcolm, Michael T. Neenan, Robert F. Strange, Jim Tsurudome, Gary Crook, Dave Grimshaw, John Negrete and Dennis Bahen (all such entities or individuals are individually a "Shareholder" and collectively the "Shareholders"), collectively own, beneficially and of record, 9,846,884 shares (the "Existing Shares"), together with options to purchase (the "Management Options") a collective additional 1,697,707 shares (the "Option Shares") (for a total of 11,544,591 shares) (the Existing Shares and the Option Shares are collectively, the "Shares"), of common stock, par value $.01 per share (the "Common Stock"), of the Company;

          WHEREAS, the Company desires to redeem (i) from Heller, all of the Shares owned by Heller, and (ii) from the remaining Shareholders, the number of Shares set forth opposite such Shareholder's name in the column labeled "Redeemed Shares" on SCHEDULE 1 attached hereto (the "Redeemed Shares"), which redemption shall be effected pursuant to this Agreement and/or pursuant to that certain Put/Call Option Agreement of even date herewith among the Company and each of the Shareholders other than Heller, MFV and Vukelich (the "Option Agreement"), and each Shareholder desires to have its Shares so redeemed pursuant to this Agreement and/or the Option Agreement; and

          WHEREAS, Purchaser desires to purchase from the Company and the Company desires to issue and to sell to the Purchaser, 4,343,110 shares of Common Stock of the Company (the "New Shares"), upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                               REDEMPTION OF STOCK

          1.1 REDEMPTION OF STOCK. On or prior to the Closing Date (as defined in Section 1.3) and subject to the terms and conditions set forth in this Agreement, each of the Redeeming Shareholders will sell, assign, transfer and deliver to the Company all Redeemed Shares held by the Redeeming Shareholders (except that Halamuda will sell only _____ Redeemed Shares pursuant to this Agreement, including _____ Shares to be issued on exercise of Management Options held by Halamuda), free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than the restrictions imposed by Federal and state securities laws (the "Redemption").

          1.2 CONSIDERATION. On or prior to the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Redeemed Shares owned by the Redeeming Shareholders and to be redeemed hereunder, the Company will pay to the Redeeming Shareholders the amounts set forth in Sections 1.3(b)(i), (ii), (iii) and (v) hereof (such amount to be an amount equal to $4.95037 multiplied by the number of Shares to be sold by them hereunder) (collectively, the "Redemption Price"). The Company will purchase the balance of the Redeemed Shares pursuant to the Option Agreement.

          1.3 THE CLOSING. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place at the offices of Ropes & Gray, ________________________, New York, New York ______ at 9:00 a.m., local time, on December 31, 1996.

                (a) DELIVERIES BY REDEEMING SHAREHOLDERS. At or prior to the Closing, the Redeeming Shareholders shall deliver or cause to be delivered to the Company the following:

                        (i) certificates evidencing the Redeemed Shares to be sold by such Redeeming Shareholders hereunder, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of the Company, and otherwise in a form acceptable for transfer on the books of the Company; and

                       (ii) all other previously undelivered documents required by this Agreement to be delivered by the Redeeming Shareholders to the Company or the Purchaser, as the case may be, at or prior to the Closing Date in connection with the transactions contemplated hereby.

                (b) DELIVERIES BY THE COMPANY. At or prior to the Closing, the Company shall deliver or cause to be delivered the following:

                        (i) to Heller, $27,552,592 by wire transfer of immediately available funds to the account(s) designated by Heller;

                       (ii) to MFV [VUKELICH?] $6,155,236 by wire transfer of immediately available funds to the account designated by Vukelich;

                      (iii) to Halamuda, $__________ by wire transfer of immediately available funds to the account designated by Halamuda;

                       (iv) to Coast Business Credit, a division of Southern Pacific Thrift and Loan Association (successor by merger to CoastFed Business Credit Corporation) ("Coast"), an amount in cash equal to the principal amount of all indebtedness of the Company and the "Subsidiary" (as hereinafter defined) owed to Coast as of the Closing Date, all accrued and unpaid interest thereon through the Closing Date and all other obligations of the Company and the Subsidiary payable to Coast, which amount shall in no event exceed $15,000,000;

                        (v) to Heller, the 8.0% Subordinated Convertible Notes (as defined in Section 5.9, the "Notes") in the aggregate principal amount of $7,100,000; and

                       (vi) all other previously undelivered documents required by this Agreement to be delivered by the Company, if any, to the Redeeming Shareholders at or prior to the Closing Date in connection with the transactions contemplated hereby.

                (c) All instruments and documents executed and delivered to the Company pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to legal counsel to the Company and to the Purchaser. All instruments and documents executed and delivered to the Redeeming Shareholders pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to legal counsel to the Redeeming Shareholders and to the Purchaser.

          1.4 FURTHER ASSURANCES. After the Closing, each party hereto shall from time to time, at the request of any other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby, including the redemption by the Company of the Redeemed Shares to be sold by the Redeeming Shareholders hereunder (as contemplated by this Article 1), and to vest in Purchaser good and valid title to the New Shares (as contemplated in Article 2).

                                    ARTICLE 2

                           PURCHASE AND SALE OF STOCK

          2.1 TRANSFER OF STOCK. On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Company will issue and deliver to Purchaser the New Shares, free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws (the "Issuance").

          2.2 CONSIDERATION. On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the issuance and delivery of the New Shares, Purchaser will pay to the Company the amount set forth in Section 2.3(b)(i) hereof (such amount to be equal to the product of (i) $4.95037 and (ii) the number of New Shares) (collectively, the "Purchase Price").

          2.3   THE CLOSING.

                (a) DELIVERIES BY THE COMPANY. At or prior to the Closing, the Company shall deliver or cause to be delivered to Purchaser the following:

                        (i)   certificates evidencing the New Shares;

                       (ii) resignations of the directors of the Company and the "Subsidiary" (as hereinafter defined), as contemplated by and listed in
     Section 6.4 hereof; and

                      (iii) all other previously undelivered documents required by this Agreement to be delivered by the Company to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

                (b) DELIVERIES BY PURCHASER. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Company the following:

                        (i) $21,500,000 by wire transfer of immediately available funds to the account(s) designated by the Company; and

                       (ii) all other previously undelivered documents required by this Agreement to be delivered by Purchaser to the Company at or prior to the Closing Date in connection with the transactions contemplated hereby.

                (c) All instruments and documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to legal counsel to Purchaser, to the Company and to the Redeeming Shareholders. All instruments and documents executed and delivered to legal counsel to the Company pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to the Company, to the Purchaser and to the Redeeming Shareholders.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each Shareholder signatory hereto (each a "Seller" and collectively the "Sellers"), severally (and not jointly) in the same proportion that such Seller's ownership of Shares (as reflected in Section 3.3 of the Disclosure Schedule attached hereto (the "Disclosure Schedule")) bears to the total number of Shares prior to the Redemption and prior to the Issuance (the "Ownership Allocation") (except with respect to representations and warranties contained in Sections 3.3, 3.4 and 3.25 which relate to a specific Seller, which representations and warranties are made solely by such Seller to whom or to which such representation or warranty relates), hereby represents and warrants to Purchaser, immediately prior to and at the moment of the Closing but not taking into effect any transactions to be consummated in the moment immediately subsequent to the Closing, to the extent indicated in each of the following sections, which extent shall be unqualified unless otherwise stated, as follows:

          3.1 CORPORATE ORGANIZATION. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and Color Spot Watsonville, Inc., a Delaware corporation (the "Subsidiary"), is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company and the Subsidiary each has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect on the business, results of operations, assets or financial condition of the Company and the Subsidiary considered as a single enterprise (hereinafter referred to as a "Material Adverse Effect"). Sellers have delivered to Purchaser complete and correct copies of the Certificate of Incorporation and all amendments thereto to the date hereof, and the Bylaws as presently in effect of the Company and the comparable governing documents of the Subsidiary. Except for the Subsidiary and as set forth in Section 3.1 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or other business other than equity securities or ownership interests which are immaterial in amount or significance.

          3.2 CAPITAL STOCK. The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $.01 per share of which, (i) prior to the Redemption, only the Existing Shares will have been issued and outstanding, and of which, (ii) subsequent to the Issuance, only the Existing Shares not subject to the Redemption, the Option Shares covered by Management Options to be exercised at Closing, and the New Shares will be issued and outstanding, and no other shares of any other class or series of capital stock of the

Company are issued and outstanding. Except for the Management Options and as set forth in Section 3.2(a) of the Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of capital stock of the Company or the Subsidiary, including any rights of conversion or exchange under any outstanding securities or other instruments, other than restrictions imposed by Federal and state securities laws. Except as set forth in Section 3.2(b) of the Disclosure Schedule, all of the Shares and "Subsidiary Shares" (as defined below) have been validly issued and are fully paid, nonassessable and free of preemptive rights. All of the New Shares, when issued and paid for at Closing, will be validly issued, fully paid and nonassessable.

          3.3 OWNERSHIP OF STOCK. Each Seller is the record and beneficial owner of the number of Existing Shares set forth opposite such Seller's name in the column labeled "Total Existing Shares" on SCHEDULE 1 hereto. All of the outstanding shares of capital stock of the Subsidiary (the "Subsidiary Shares") are owned beneficially and of record by the Company. Except as set forth on
Section 3.3 of the Disclosure Schedule, the Subsidiary Shares owned by the Company and the Existing Shares owned by the Sellers are owned free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the New Shares, free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws and Encumbrances arising as a result of any action taken by Purchaser or any of its affiliates ("Affiliates") as defined in Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          3.4   AUTHORIZATION, ETC.   Each Seller has full power and authority
to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Company, Heller and MFV have each duly approved and authorized the execution and delivery by such party of this Agreement and the Notes, as applicable, and the consummation by such parties of the transactions contemplated hereby, and thereby no other corporate proceedings on the part of Sellers are necessary to approve and authorize the execution and delivery by Sellers and the Company of this Agreement or the Notes, as applicable, and the consummation by Sellers and the Company of the transactions contemplated hereby and thereby. This Agreement and the Notes, as applicable, have been duly and validly executed by each Seller and the Company and, assuming this Agreement and the Notes constitute the valid and binding agreement of the other parties hereto and thereto, constitute a valid and binding agreement of each Seller and the Company, enforceable against such Seller and the Company in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          3.5 BALANCE SHEET AND INCOME STATEMENT. Sellers have previously delivered to Purchaser the audited consolidated balance sheet of the Company and Subsidiary for the period ended June 30, 1996 and the audited consolidated income statement of the Company and

Subsidiary for the 297-day period then ended (the "Audited Financial Statements"). Except as set forth in the notes to the Audited Financial Statements or as set forth in Section 3.5(a) of the Disclosure Schedule, the Audited Financial Statements present fairly in all material respects the assets, liabilities and results of operations and financial position of the Company and Subsidiary as of the dates and for the periods indicated, and (including the related notes and schedules thereto) have been prepared in accordance with United States generally accepted accounting principles as consistently applied by the Company and Subsidiary ("GAAP"). Sellers have previously delivered to Purchaser the unaudited consolidated balance sheet of the Company and Subsidiary as of September 30, 1996 (the "Balance Sheet") and the unaudited consolidated income statement of the Company and Subsidiary for the three months then ended (the "Income Statement" and, together with the Balance Sheet, the "Unaudited Financial Statements"). Except as set forth in Section 3.5(b) of the Disclosure Schedule, the Executive Managers each hereby represent and warrant, and the Director Shareholders each hereby represent and warrant to its or his knowledge, that except for the omission of any required notes thereto and for normal year-end adjustments, such Unaudited Financial Statements have been prepared in all material respects in accordance with GAAP.

          3.6 NO UNDISCLOSED LIABILITIES. The Executive Managers each hereby represent and warrant, and the Director Shareholders each hereby represent and warrant to its or his knowledge, that (a) except as set forth on Section 3.6(a) of the Disclosure Schedule, since June 30, 1996, no event or circumstance has occurred which could not reasonably be expected to have a Material Adverse Effect, (b) the Company has no outstanding indebtedness for borrowed money other than as disclosed in Section 3.6(a) of the Disclosure Schedule, and (c) except as disclosed in Section 3.6(b) of the Disclosure Schedule, as of the date hereof, neither the Company nor the Subsidiary has any liabilities or obligations, whether accrued, absolute or contingent, other than (i) liabilities and obligations that are reflected, accrued or reserved for in the Balance Sheet, (ii) obligations incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet and (iii) other liabilities and obligations that would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

          3.7 NO APPROVALS OR CONFLICTS. Except as set forth in Section 3.7 of the Disclosure Schedule, neither the execution and delivery by Sellers and the Company of this Agreement nor the consummation by Sellers and the Company of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation of the Company or the Subsidiary or the By-Laws of the Company or the Subsidiary, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Sellers, the Company or the Subsidiary or on any of the Sellers' interest in the Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Sellers, the Company, the Subsidiary or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the Sellers, the Company or the Subsidiary or any of their respective properties or (iv) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the

"HSR Act"), require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, which, in the case of clauses (ii), (iii) and (iv) above, would have a Material Adverse Effect.

          3.8 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS. The Executive Managers each hereby represent and warrant, and the Director Shareholders each hereby represent and warrant to its or his knowledge, that (a) except as set forth in Section 3.8(a) of the Disclosure Schedule, the Company and the Subsidiary are not in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company or the Subsidiary which violation or violations in the aggregate would have a Material Adverse Effect, and (b) except as set forth in Section 3.8(b) of the Disclosure Schedule, the licenses, permits and other governmental authorizations held by the Company and the Subsidiary are valid and sufficient for the conduct of the Company's and the Subsidiary's businesses as currently-conducted, except where the failure to hold such licenses, permits and other governmental authorizations would not have a Material Adverse Effect.

          3.9 LITIGATION. Except as set forth in Section 3.9 of the Disclosure Schedule, as of the date hereof, there are no actions, proceedings or investigations pending or, to the knowledge of Sellers, threatened against the Company or the Subsidiary, or the transactions contemplated by this Agreement, before any court or governmental or regulatory authority or body.

          3.10 TITLE TO ASSETS. Except as set forth in Section 3.10 of the Disclosure Schedule, and except with respect to assets disposed of in the ordinary course of business since September 30, 1996, the Company and the Subsidiary have good and valid title to all the properties and assets owned by the Company or the Subsidiary and reflected on the Balance Sheet or which would have been reflected on the Balance Sheet if acquired prior to September 30, 1996, free and clear of all Encumbrances of any nature except for (i) exceptions to title as set forth in Section 3.10(a) of the Disclosure Schedule; (ii) mortgages and encumbrances which secure indebtedness or obligations which are set forth in Section 3.10(b) of the Disclosure Schedule; (iii) non-consensual liens for "Taxes" (as defined in Section 3.12) not yet payable or any Taxes being contested in good faith; (iv) liens arising as a matter of law in the ordinary course of business which do not arise as a result of consensual acts by the Company or the Subsidiary, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (v) such imperfections of title and encumbrances, if any, as do not, in the aggregate, have a Material Adverse Effect ((i)-(v) are collectively, "Permitted Liens"). The Company or the Subsidiary owns, or has valid leasehold interests in, all material tangible properties and assets used in the conduct of the Company's business.

          3.11 ABSENCE OF CERTAIN CHANGES. The Executive Managers each hereby represent and warrant, and the Director Shareholders each hereby represent and warrant to its or his knowledge, that except as disclosed in Section 3.11 of the Disclosure Schedule and as otherwise provided herein, since June 30, 1996 and through the date of this Agreement, the business of the Company and the Subsidiary has been conducted only in the ordinary course and consistent with past practice in all material respects.

          3.12 TAXES. (a) Except as disclosed in Section 3.12(a) of the Disclosure Schedule, the Company, or an Affiliate or other representative of the Company on its behalf, has (i) duly filed with the appropriate Federal, state, local and foreign taxing authorities all "Tax Returns" (as defined below) required to be filed by or with respect to the Company and the Subsidiary other than those Tax Returns the failure of which to file would not have a Material Adverse Effect, all of which Tax Returns are true and correct in all material respects, and (ii) paid or made provision for in the Balance Sheet all material Taxes (as defined below) of the Company and the Subsidiary shown as being owed on such required Tax Returns. Except as set forth in Section 3.12(b) of the Disclosure Schedule, as of the date hereof, none of the Sellers or the Company has received any written notice of deficiency or assessment from any Federal, state, local or foreign taxing authority with respect to liabilities for material Taxes of the Company or the Subsidiary and to the knowledge of each Seller, no other Seller has received any such notice. Any such deficiency or assessment disclosed in Section 3.12(b) of the Disclosure Schedule is being contested in good faith through appropriate proceedings.

          (b) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, service, leasing, occupation, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

          (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

          3.13 EMPLOYEE BENEFITS. Section 3.13 of the Disclosure Schedule sets forth a true and complete list of each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained for employees or former employees of the Company or the Subsidiary and to which the Company is a party or obligated to contribute (the "Plans"). Each Plan has been maintained in substantial compliance with all applicable laws and has been operated in all material respects in compliance with its terms. No Plan is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). The only Plan intended to be "qualified" (within the meaning of Section 401(a) of the Code) is the Company's 401(k) Savings Plan which Plan has applied for a favorable Determination Letter from the Internal Revenue Service and, to the knowledge of Sellers, no event has occurred nor condition exists which could reasonably be expected to result in a Material Adverse Effect.

          3.14 LABOR RELATIONS. The Executive Managers each hereby represent and warrant, and the Director Shareholders each hereby represent and warrant to its or his knowledge, that (a) neither the Company nor the Subsidiary is a party to any collective bargaining agreement applicable to employees of the Company or the Subsidiary, and (b) except as set forth in Section 3.14 of the Disclosure Schedule, the Company and the Subsidiary are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and are not engaged in any unfair labor practice which has had or is reasonably likely to have a Material Adverse Effect, and, as of the date hereof, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Sellers, threatened against or affecting the Company or the Subsidiary.

          3.15  PATENTS, TRADEMARKS, TRADE NAMES, ETC.   Section 3.15(a) of the
Disclosure Schedule contains a list of all patents, trademarks, trade names and copyrights (collectively, "Intellectual Property") used or owned by the Company or the Subsidiary which are material to the Company and the Subsidiary considered as a single enterprise and a list of all material licenses and other agreements (collectively, "License Agreements") relating thereto. Except as set forth in Section 3.15(b) of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to use the Intellectual Property or the License Agreements, and (ii) neither the Company nor the Subsidiary has received written notice of any claims by any person to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such License Agreement, which claims, if adversely decided, would have a Material Adverse Effect.

          3.16 CONTRACTS. The Executive Managers each hereby represent and warrant, and the Director Shareholders each hereby represent and warrant to its or his knowledge, that:

                (a) Except as set forth in Section 3.13 of the Disclosure Schedule, Section 3.16(a) of the Disclosure Schedule sets forth all of the following contracts (collectively, "Material Contracts") to which the Company or the Subsidiary is subject or by which any of their respective assets are bound:

                        (i)   all leases of real property;

                       (ii) all collective bargaining agreements, employment contracts, consulting contracts and severance and/or "stay bonus" agreements or arrangements;

                      (iii) all license agreements (either as licensee or licensor);

                       (iv) all contracts or commitments for the acquisition or disposition of assets with a value in excess of $50,000 (other than inventory purchase orders in the ordinary course of business);

                        (v) all supply contracts that are not cancelable on ninety (90) days' (or less) notice;

                       (vi) all leases of personal property with a value in excess of $50,000;

                      (vii)   all product distribution agreements;

                     (viii)   all non-compete or similar agreements;

                       (ix)   all joint venture or similar agreements;

                        (x) all documents evidencing any lien, right of first refusal or similar right with respect to the Company's assets;

                       (xi) all contracts involving consideration in excess of $50,000 with "change of control" or similar provisions requiring the consent of a third party to any change in ownership of the Company;

                      (xii) all contracts with any officer, director or stockholder of the Company; and

                     (xiii) all other contracts involving consideration in excess of $100,000 or that are otherwise, in the opinion of Sellers, material to the Company's business.

          (b) Except as set forth in Section 3.16(b) of the Disclosure Schedule, (i) each of the Material Contracts is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect and (ii) there are no existing defaults by the Company or Subsidiary thereunder which would result in a Material Adverse Effect.

          3.17 ENVIRONMENTAL COMPLIANCE. The Executive Managers each hereby represent and warrant, and the Director Shareholders each hereby represent and warrant to its or his knowledge, except as set forth on Schedule 3.17(a) of the Disclosure Schedule and except for such of the following as, in the aggregate, will not have a Material Adverse Effect:

          (a) The Company is and has been since September 7, 1995 in compliance at all times with all applicable environmental laws and regulations (including common law) and all laws and regulations related to occupational health and safety (collectively, "Environmental and Safety Requirements"), and the Company has received no notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under applicable Environmental and Safety Requirements with respect to its past or present properties or operations.

          (b) With respect to all operations and properties of the Company conducted, owned or leased since September 7, 1995, the Company has obtained, and is and has been in compliance at all times with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of its properties and the conduct of its operations (all of which are listed on Section 3.17(b) of the Disclosure Schedule).

          (c) None of the following exists at any current or former property owned or operated by the Company since September 7, 1995 (collectively, the "Facilities") in violation of applicable Environmental and Safety
     Requirements:  hazardous or toxic
     materials, substances, pollutants, contaminants or waste; asbestos-containing material in any form or condition; polychlorinated biphenyl-containing materials or equipment; or underground storage tanks.

          (d) The transactions contemplated by this Agreement do not impose any obligations under Environmental and Safety Requirements for site investigation or cleanup or notification to or consent of any government agencies or third parties. This representation and warranty is made by the Executive Managers solely upon the basis of their knowledge.

          (e) No facts, events or conditions relating to the Facilities or operations of the Company either (i) occurring on or after September 7, 1995 or (ii) occurring prior to September 7, 1995 so long as such fact, event or condition has been continually in existence since September 7, 1995 and is related to ongoing operations of the Facilities and such fact, event or condition that is known (as defined in Section 10.11 of this Agreement) to the Executive Managers will (x) prevent, hinder or limit continued compliance with currently applicable Environmental and Safety Requirements, (y) give rise to any corrective, investigatory or remedial obligations on the part of Purchaser or the Company pursuant to currently applicable Environmental and Safety Requirements, or (z) give rise to any liabilities on the part of Purchaser or the Company (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to currently applicable Environmental and Safety Requirements, including without limitation those liabilities relating to onsite or offsite hazardous substance releases, personal injury, property damage or natural resources damage.

          (f) Except as set forth in Section 3.17(f) of the Disclosure Schedule, the Company has delivered or made available to Purchaser true, complete and correct copies of all environmental reports, analyses, tests or monitoring in the possession of or initiated by the Company or any Redeeming Shareholder during the past five years pertaining to any Facility and a true, complete and correct list identifying all third party facilities at which hazardous materials generated in connection with the operations of the Facilities (by the Company) have been transported, treated, stored, handled or disposed within the past five years.

The Company shall provide Purchaser or its agents reasonable access to the Facilities prior to the Closing for the purpose of carrying out, at its own expense, an environmental site assessment of the Facilities, provided that (i) such environmental site assessment shall be conducted in a manner that does not unreasonably interfere with the operations of the Facilities, (ii) Purchaser shall obtain the Company's consent (not to be unreasonably withheld) before undertaking any soil or groundwater sampling and (iii) any "Losses" (as hereinafter defined) incurred by the Company which are the result of the negligence of the Purchaser or its agents in conducting such site assessment, shall be subject to indemnification by Purchaser alone pursuant to Section 9.1(b) hereof. Any site assessment performed shall be at the request of legal counsel to Purchaser to the environmental consultant.

          3.18 INSURANCE. Section 3.18 of the Disclosure Schedule lists all material insurance policies covering the assets, employees and operations of the Company and Subsidiary as of the date hereof. The Executive Managers each hereby represent and warrant, and the Director Shareholders each hereby represent and warrant to its or his knowledge, that all premiums for such insurance policies have been paid when due and the Company has not received any notice that any insurance company intends to cancel or not renew any such insurance or substantially raise the premiums therefor.

          3.19 NO BROKERS' OR OTHER FEES. Except for the fee payable to Heller pursuant to Section 5.11 hereof, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

          3.20 MATERIAL CUSTOMERS AND SUPPLIERS. The Executive Managers each hereby represent and warrant, and the Director Shareholders each hereby represent and warrant to its or his knowledge, that Section 3.20(a) of the Disclosure Schedule sets forth the names of the ten suppliers of the Company and the Subsidiary to whom the Company and the Subsidiary paid the greatest sum of money in respect of products and materials sold to the Company and Subsidiary and Section 3.20(b) of the Disclosure Schedule sets forth the ten customers of the Company and the Subsidiary from whom the Company and the Subsidiary received the greatest sum of money in respect of products purchased from the Company and the Subsidiary between January 1, 1996 and the date of this Agreement.

          3.21 REAL PROPERTY. The Executive Managers each hereby represent and warrant, and the Director Shareholders each hereby represent and warrant to its or his knowledge, that:

                (a) The leases listed in Section 3.21(a) of the Disclosure Schedule constitute all the real property leases which are used in the conduct of the business of the Company and the Subsidiary as it is presently being conducted and/or to which the Company or the Subsidiary is a party (the "Leases," and such property, "Leased Property").

                (b) Except as set forth in Section 3.21(b) of the Disclosure Schedule, neither the Company nor the Subsidiary has sold, assigned, transferred or otherwise disposed of, or granted any security interest in or lien on, any Lease. Except as set forth in Section 3.21(b)(i), each Lease is valid and binding on the parties thereto and is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. With respect to each Lease, (i) all accrued and payable rents required by each Lease to be paid by the Company or the Subsidiary have been paid or adequate provision for such payment has been made, and (ii) except as set forth in
Section 3.21(b)(i) of the Disclosure Schedule, no written notice of default or termination has been given or received by the Company or the Subsidiary, and no material event of default has occurred, no condition exists and no event has occurred that, with the giving of notice or the lapse of time, would become a material default or permit early termination, under the Lease. Except as set forth in Section 3.21(b)(ii) of the Disclosure Schedule, no third-party consent or approval under any material Lease is required for the consummation of the transactions contemplated herein.

                (c) The Company or the Subsidiary has good and valid title to, free and clear of all Encumbrances, each of the real properties listed in
Schedule 3.21(c) hereto (the "Owned Property"), except for such Encumbrances as
(i) are listed in Section 3.21(c)(i) of the Disclosure Schedule or (ii) are Permitted Liens. Except as set forth in Section 3.21(c)(ii) of the Disclosure Schedule, all of the Owned Property and the Leased Property conforms in all material respects to all zoning laws, ordinances and regulations. The Leased Property and the Owned Property are all of the real property which is used for the conduct of the business of the Company and the Subsidiary as it is presently conducted.

          3.22 INVESTMENT COMPANY ACT STATUS. The Company is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.

          3.23 PRODUCT LIABILITY. Except as set forth in Section 3.23 of the Disclosure Schedule, neither the Company nor the Subsidiary has received written notice of any claim or threatened claim against the Company or the Subsidiary for product liability, nor, to the knowledge of Sellers, is there any basis for any claim or threatened claim against the Company or the Subsidiary for product liability.

          3.24 BOOKS AND RECORDS. The financial books and records pertaining to the business of the Company and the Subsidiary are and have been located and maintained on the business premises of the Company.

          3.25 ACQUISITION FOR INVESTMENT. Heller acknowledges that neither the offer nor the sale of the Notes have been registered under the Securities Act. Heller is acquiring the Notes solely for its own account and not with a view to any distribution or disposition thereof and Heller agrees that the Notes will not be transferred by Heller except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended, and the Rules and Regulations in effect thereunder (the "Securities Act").


                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Sellers as follows:

          4.1 ORGANIZATION. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2   AUTHORIZATION, ETC.   Purchaser has full partnership power and
authority to execute and deliver this Agreement, and to carry out the transactions contemplated hereby. The general partner of Purchaser has duly approved and authorized the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, and no other proceedings on the part of Purchaser are necessary to approve and authorize the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed by Purchaser and, assuming this Agreement constitutes the valid and binding agreement of Sellers, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          4.3 NO APPROVALS OR CONFLICTS. Except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and delivery by Purchaser of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the Certificate of Limited Partnership or Limited Partnership Agreement of Purchaser, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of Purchaser's properties under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Purchaser or its subsidiaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Purchaser or its subsidiaries or any of their respective properties, or (iv) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party, which, in the case of clauses (ii), (iii) and (iv) above, would have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.

          4.4 ACQUISITION FOR INVESTMENT. Purchaser acknowledges that neither the offer nor the sale of the New Shares has been registered under the Securities Act. Purchaser is acquiring the New Shares solely for its own account and not with a view to any distribution or other disposition of such New Shares, and the New Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act.

          4.5 FINANCING. Purchaser, as of the Closing Date, will have available cash or cash equivalents on hand in an amount sufficient to enable it to pay in cash the Purchase Price for the New Shares as contemplated by Section 2.3(b)(i) of this Agreement.

          4.6 NO KNOWLEDGE OF BREACH. Purchaser has no actual knowledge of any breach of any representation set forth in Article 3 above.

          4.7 NO BROKERS' OR OTHER FEES. Except for the fee in the amount of $1,500,000 payable to Kohlberg & Company by the Company, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.


                                    ARTICLE 5

                         CONDITIONS TO THE SELLERS' AND
                            THE COMPANY'S OBLIGATIONS

          The obligations of the Sellers and the Company to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Sellers' Representative.

          5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made at such date, subject to the qualifications thereto, if any, except for changes expressly permitted or contemplated by this Agreement.

          5.2 PERFORMANCE. Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser prior to the Closing.

          5.3 OFFICER'S CERTIFICATE. Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date and executed by the President or a Vice President of Purchaser, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

          5.4 HSR ACT. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

          5.5 INJUNCTIONS. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

          5.6 CONSENTS. Those governmental and third party consents identified in Section 5.6 of the Disclosure Schedule and necessary to effect the Closing, which, if not obtained, would result in material liability to the Sellers, shall have been obtained.

          5.7 LEGAL OPINION. The Sellers shall have received an opinion, dated as of the Closing Date and addressed to them, of Brownstein Hyatt Farber & Strickland, P.C., special counsel to Purchaser, in substantially the form of
EXHIBIT 5.7 hereto.

          5.8 EMPLOYMENT AGREEMENTS. The Company shall have executed and delivered, effective after the Issuance, to each of Vukelich and Halamuda an Employment Agreement, substantially in the form of EXHIBIT 5.8 hereto (the "Employment Agreements"), to which the Company and each of Vukelich and Halamuda are parties.


          5.9 8.0% SUBORDINATED CONVERTIBLE NOTES. The Company, as part of the Redemption, shall have executed and delivered the 8.0% Subordinated Convertible Notes substantially in the form of EXHIBIT 5.9 hereto (the "Notes"), together with any documents to be executed in connection therewith, to Heller.

          5.10 STOCKHOLDERS' AGREEMENT. The Purchaser, the Company, Heller and each other Shareholder shall have executed and delivered the Stockholders' Agreement of the Company, effective after the Issuance, substantially in the form of EXHIBIT 5.10 hereto (the "Stockholders' Agreement").

          5.11 PAYMENT OF FEES. A fee to Heller in the amount of $1,029,395 shall have been paid by the Sellers in accordance with such Seller's Ownership Allocation and the legal fees and expenses of Katten Muchin & Zavis relating to the transactions contemplated by this Agreement shall have been paid by the Company and the legal fees and expenses of Knox Ricksen shall have been paid by the Company.


                                    ARTICLE 6

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

          The obligations of Purchaser to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Purchaser.

          6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Sellers in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made at such date, subject to the qualifications thereto, if any, except for changes expressly permitted or contemplated by the terms of this Agreement.

          6.2 PERFORMANCE. Sellers shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Sellers prior to the Closing.

          6.3 OFFICER'S CERTIFICATE. Sellers and the Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and executed by the President or a Vice President of the Company and by Sellers' Representative, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.

          6.4 RESIGNATION OF DIRECTORS. Sellers shall have delivered to Purchaser the written resignations of John Underwood and Jeffrey A. Gonyo as directors of the Company and the Subsidiary effective as of the Closing Date.

          6.5 INJUNCTIONS. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

          6.6 CONSENTS. Those governmental and third party consents identified in Section 6.7 of the Disclosure Schedule and necessary to effect the Closing shall have been obtained.

          6.7 EXISTING INDEBTEDNESS. All outstanding indebtedness for borrowed money referred to in Section 1.3(b)(iv) shall have been discharged and all liens securing the same shall have been released against payment pursuant to
Section 1.3(b)(iv) of this Agreement of the outstanding balance of such indebtedness and any related obligation, and the Purchaser shall have received reasonably satisfactory evidence of the foregoing.

          6.8 LEGAL OPINIONS. The Purchaser shall have received an opinion, dated as of the Closing Date and addressed to it, of (a) Charles P. Brissman, Esq., Senior Counsel to Heller, in substantially the form of EXHIBIT 6.8(a) hereto, (b) Knox Ricksen, special counsel to the Sellers (other than Heller), in substantially the form of EXHIBIT 6.8(b) hereto, and (c) Katten Muchin & Zavis, special counsel to the Company and Subsidiary, in substantially the form of
EXHIBIT 6.8(c) hereto.

          6.9 OTHER AGREEMENTS.. (a) The Company and each Shareholder other than Heller, MFV and Vukelich shall have executed and delivered the Option Agreement, (b) each Shareholder shall have executed and delivered the Stockholders Agreement, and (c) the Company and each of Vukelich and Halamuda shall have executed and delivered the Employment Agreements.

          6.10 FINANCING. The Company shall have received, on terms and conditions no less favorable to the Company than the terms and conditions set forth in the proposal letter attached hereto as EXHIBIT 6.10, financing in an amount, together with equity from Purchaser in the amount of $21,500,000, sufficient to enable the Company to effect the Redemption, to repay its existing indebtedness, to pay all fees and expenses incurred by it in connection with the transactions contemplated hereby and to satisfy the ongoing working capital needs of the Company.

          6.11 FEES. The Company shall have entered into a Fee Agreement with Kohlberg & Co., L.L.C., a Delaware limited liability company, in substantially the form of EXHIBIT 6.11 hereto. The legal fees and expenses of Brownstein Hyatt Farber & Strickland shall have been paid by the Company.

                                    ARTICLE 7

                            COVENANTS AND AGREEMENTS

          7.1 CONDUCT OF BUSINESS BY COMPANY. Each of the Sellers and the Company covenant that, except (i) for actions taken to implement this Agreement and the transactions contemplated hereby, (ii) as disclosed in the Disclosure Schedule or (iii) as consented to by Purchaser, which consent shall not be unreasonably withheld, from and after the date of this Agreement and until the Closing Date the Company shall, and each of the Sellers shall cause (or, in the case of Heller, use its best efforts to cause), the Company to:

                (a) use reasonable efforts consistent with good business judgment to preserve intact the present business organization of the Company and Subsidiary and generally operate the Company and Subsidiary in the ordinary and regular course of business consistent with prior practices in all material respects (including the Company's pending acquisitions listed on SCHEDULE 2 hereof (the "Pending Acquisitions")); and

                (b) not (i) cause to be issued or sold any shares of capital stock or other securities of the Company or Subsidiary or any options, warrants or commitments of any kind with respect thereto; (ii) directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of the Company or Subsidiary; (iii) declare, set aside or pay any dividend or other distribution with respect to capital stock; (iv) permit or allow the Company or Subsidiary to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice;
(v) other than in connection with Ordinary Course Acquisitions, subject any of the property or assets of the Company or Subsidiary (real, personal or mixed, tangible or intangible) to any material mortgage, pledge, lien or encumbrance or otherwise permit or allow the disposition of any material property or assets of the Company or Subsidiary (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice; or (vi) agree to do any of the foregoing.

          7.2   ACCESS TO BOOKS AND RECORDS; COOPERATION.

                (a) Purchaser agrees that from the date hereof and until the fifth anniversary of the Closing, during normal business hours, it shall permit, or shall cause the Company to permit, at no charge, cost or expense to Purchaser or the Company, and without disruption of Purchaser's or the Company's business, the Shareholders party hereto and their respective auditors and other representatives to have reasonable access to the properties, auditors and officers of the Company and Subsidiary and to all books and records relating to the Company and Subsidiary and to examine and take copies thereof.

                (b) Purchaser agrees not to destroy at any time any files or records which are subject to Section 7.2(a) without giving reasonable notice to the Redeeming Shareholders, and within 30 days of receipt of such notice, any of the Redeeming Shareholders may cause to be delivered to such Redeeming Shareholders the records intended to be destroyed, at such Redeeming Shareholder's expense.

          7.3 FILINGS AND CONSENTS. Each of Sellers, on the one hand, and Purchaser, on the other hand, shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. If required, the parties agree to cause to be made all appropriate filings under the HSR Act within three business days of the date of this Agreement and to diligently pursue early termination of the waiting period under such act.

          7.4 WARN ACT. Purchaser and Sellers agree that for purposes of the United States Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Purchaser acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" with respect to the Company or Subsidiary as defined in the WARN Act. Purchaser agrees that from and after the Closing Date it shall be responsible for any notification required under the WARN Act with respect to the Company and Subsidiary and shall indemnify the Redeeming Shareholders and hold the Redeeming Shareholders harmless from and against all fines and other payments which may become due under the WARN Act with respect to the Company or Subsidiary.

          7.5 SUPPLEMENTS TO DISCLOSURE SCHEDULE. From time to time prior to the Closing, Sellers and Purchaser will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule. No supplement or amendment by either party shall have any effect for the purpose of (i) determining satisfaction by Sellers of the conditions set forth in Sections 6.1 and 6.2 hereof or (ii) determining satisfaction by Purchaser of the conditions set forth in Sections 5.1 and 5.2 hereof and, in the case of an amendment or supplement by Sellers, the basket amount set forth in Section 9.1(a) shall be reduced by the amount by which the aggregate amount of Losses incurred by the Purchaser Indemnified Parties in connection with the matters so disclosed exceeds $100,000 (it being understood by the parties that the Sellers shall have no further liability for such matters set forth in this Section 7.5).

          7.6 COVENANT TO SATISFY CONDITIONS. Each party agrees to use all reasonable efforts to insure that the conditions set forth in Article 5 and
Article 6 hereof are satisfied, insofar as such matters are within the control of such party; PROVIDED, HOWEVER, that in no event shall the Sellers be required to expend in excess of $25,000 in the aggregate in performing under Section 7.3 above and this Section 7.6.

          7.7 EXCLUSIVE DEALING. During the period from the date of this Agreement through the Closing (which shall be no later than December 31, 1996), or the earlier termination of this Agreement pursuant to Article 8, the Company and/or the Sellers shall not, directly or indirectly through any officer, director, employee, agent, partner, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any business combination with, recapitalization, acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, the Company or relating to any other similar transaction (a "Competing Transaction"), or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of their officers, directors, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any person or entity to effect a Competing Transaction. The Company and/or the Sellers shall notify Purchaser promptly if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made, and shall advise Purchaser of the contents thereof (and, if in written form, provide Purchaser with copies thereof).

          7.8 DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION. For a period of seven years after the Closing, Purchaser shall not permit the Company or Subsidiary to amend, repeal or modify any provision in its respective Certificate of Incorporation or Bylaws relating to the exculpation or indemnification of former officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company and Subsidiary prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law.

          7.9 CONTACT WITH CUSTOMERS AND SUPPLIERS. Purchaser and its representatives shall contact and communicate with the employees (other than Executive Managers), customers, suppliers and licensors of the Company and Subsidiary in connection with the transactions contemplated hereby only with the prior consent of the Sellers' Representative, which consent shall not be unreasonably withheld but which may be conditioned upon a designee of Sellers' Representative being present at any such meeting or conference.

          7.10  8.0% SUBORDINATED CONVERTIBLE NOTES.

                (a) Heller acknowledges that it has acquired the Notes for its own account and that such Notes cannot be sold or transferred unless registered under the Securities Act or unless an exemption from such registration is available to Heller.

                (b)  Each Note shall bear the following legend:

          "THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE

          TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH ALL APPLICABLE PROVISIONS OF STATE SECURITIES LAWS AND (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) IF (I) THE PURCHASER AND THE COMPANY HAS BEEN FURNISHED WITH A REASONABLY SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND (II) IF THE HOLDER IS A CITIZEN OR RESIDENT OF ANY COUNTRY OTHER THAN THE UNITED STATES, OR THE HOLDER DESIRES TO EFFECT ANY SUCH TRANSACTION IN ANY SUCH COUNTRY, THE PURCHASER AND THE COMPANY HAVE BEEN FURNISHED WITH A REASONABLY SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSACTION WILL NOT VIOLATE THE LAWS OF SUCH COUNTRY."

     7.11 COBRA. Purchaser shall cause the Company to maintain the Company's health and welfare plans in such a manner so as not to give rise to any liability to the Redeeming Shareholders under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or state continuation coverage laws (collectively, "COBRA"), and the Redeeming Shareholders shall have no responsibility or liability under COBRA on or after the Closing, provided that this shall not relieve the Sellers for any breaches of any representations or warranties contained in this Agreement.

                                    ARTICLE 8

                                   TERMINATION

          8.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Closing:

                (a) by the mutual consent of Sellers' Representative and Purchaser;

                (b) by either Sellers' Representative or Purchaser in the event the Closing has not occurred on or before December 31, 1996 (the "Cut-Off Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cut-Off Date; or

                (c) by either Sellers' Representative or Purchaser in the event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

          8.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement by Sellers' Representative or Purchaser pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other parties. If the transactions contemplated by this Agreement are terminated as provided herein:

                (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                (b) All confidential information received by Purchaser with respect to the business of the Company and the Subsidiary shall be treated in accordance with the provisions of the Confidentiality Agreement, dated as of ______ 19__, between Purchaser and the Company, as well as the provisions of
Section 8 of that certain letter agreement dated October 25, 1996, among Purchaser, Heller and Michael Vukelich on behalf of the Shareholders other than Heller (collectively, the "Confidentiality Agreement"), which shall survive the termination of this Agreement in accordance with its terms; and

                (c) No party to this Agreement will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this Section 8.2 and (ii) for any willful breach of any provision of this Agreement and (iii) as provided in the Confidentiality Agreement.


                                    ARTICLE 9

                                 INDEMNIFICATION

          9.1 INDEMNIFICATION. As between Purchaser, on the one hand, and the Sellers, on the other hand, the rights and obligations set forth in this Article 9 and in the Confidentiality Agreement will be the exclusive remedies of the parties hereto with respect to any disputes relating to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby.

                (a) INDEMNIFICATION BY THE SELLERS. Subject to the limits set forth in this Section 9.1, each of the Redeeming Shareholders agree severally (but not jointly), in proportion to the Ownership Allocation, to indemnify, defend and hold Purchaser, its officers, directors, agents and Affiliates (the "Purchaser Indemnified Persons"), harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable expenses of counsel) (collectively, "Losses"), that they may incur arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement by such Seller contained in this Agreement or the Disclosure Schedule, determined without regard to any qualification as to materiality or Material Adverse Effect set forth therein; PROVIDED, HOWEVER, that the Sellers shall not have any liability to Purchaser as a result of the breach of any representation or warranty to the extent that Purchaser had actual knowledge that such representation or warranty was untrue or incorrect prior to the Closing Date. Anything to the contrary contained herein notwithstanding, none of the Purchaser Indemnified Persons shall be entitled to recover from the Sellers for any claims for indemnity or damages with respect to any inaccuracy or breach of any representations or warranties or breach of any covenants, undertakings or other agreements, whether such claims are brought under this Section 9.1(a) or otherwise, (i) with respect to any individual claim in an amount less than $10,000 (it being understood that multiple claims arising from the same operative facts or circumstances shall be deemed as a single claim) and
(ii) unless and until the total of all such claims in respect of Losses pursuant to this Section 9.1(a) exceeds $570,000, and then only for the amount by which such claims exceed such amount; PROVIDED, HOWEVER, that, none of Purchaser or its officers, directors, agents or Affiliates shall be entitled to recover from any Seller pursuant to this Section 9.1(a) more than forty percent (40%) of the proceeds received by such Seller pursuant to this Agreement and/or the Option Agreement (but excluding, with respect to Heller, the fee payable pursuant to Section 5.11 hereof); PROVIDED FURTHER, that any recovery to be made by a Purchaser Indemnified Person hereunder against Heller, once finally determined, shall, to the extent outstanding, be deemed, at Heller's option, setoff against the principal amount outstanding under the Notes, then, if necessary, against the interest payable thereon.

                (b) INDEMNIFICATION BY PURCHASER AND THE COMPANY. Subject to the limits set forth in this Section 9.1, Purchaser and the Company jointly and severally agree to indemnify, defend and hold the Sellers, and their respective officers, directors, agents and Affiliates, as that case may be, harmless from and in respect of any and all Losses that they may incur arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement, or arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted or pending against the Sellers or any of their respective officers, directors, agents or Affiliates, as the case may be, at any time after the Closing Date to the extent that such Losses
(i) relate to or arise out of or in connection with the operations of the Company subsequent to the Closing Date and (ii) do not constitute a breach of the Sellers' representations or warranties in, or a default in the performance of any of the Sellers' covenants under, this Agreement; PROVIDED, HOWEVER, that neither Purchaser nor the Company shall have any liability to the Sellers as a result of the breach of any representation or warranty to the extent that the Sellers knew that such representation or warranty was untrue or incorrect prior to the Closing Date.

                (c) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The several representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter (i) with respect to the representations or warranties set forth in Sections 3.12 and 3.17, for a period of three (3) years from the Closing Date, (ii) with respect to the representations or warranties set forth in Section 3.3, indefinitely and (iii) with respect to all other representations and warranties, for a period ending April 30, 1998; PROVIDED, FURTHER, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 9.1(d) hereof.

                (d) NOTICE AND OPPORTUNITY TO DEFEND. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.1(a) or 9.1(b), the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the "Indemnifying Party") promptly. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; PROVIDED, HOWEVER, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such action or asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such action or asserted liability. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent.

                (e) ADJUSTMENT FOR INSURANCE AND TAXES. The amount which an Indemnifying Party is required to pay to, for or on behalf of any other party (hereinafter referred to as an "Indemnitee") pursuant to this Section 9.1 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss") and (ii) to take account of any tax benefit actually realized as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereafter sometimes called an "Indemnity Payment." If an Indemnitee shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and the parties in good faith believe that the Indemnitee is likely to subsequently receive insurance proceeds in respect of such Indemnifiable Loss, or realize any tax benefit as a result of such Indemnifiable Loss, then the parties shall negotiate in good faith to determine the present value of such anticipated insurance proceeds or tax benefit and the Indemnitee shall promptly pay to the Indemnifying Party such amount or, if lesser, the amount of the Indemnity Payment.

                (f) INDEMNIFICATION UNDER PRIOR AGREEMENTS. Purchaser acknowledges that the Company, and therefore indirectly, the Sellers, acquired a significant portion of its assets through various stock or asset purchase agreements as set forth and identified in Section 9.1(f) of the Disclosure Schedule (the "Prior Agreements"). In the event that Purchaser notifies the Sellers of an indemnifiable event hereunder in accordance with Section 9.1(d) above and the Sellers reasonably believe that indemnification with respect to such indemnifiable event is available to the Company pursuant to the Prior Agreements, the Sellers may so advise Purchaser in accordance with Section 10.6 below and, thereafter, the Sellers shall have no further liability or obligation to Purchaser in respect of such indemnifiable event unless and until the Company shall have exercised reasonable commercial efforts (in no event to include the appeal of an adverse decision in any judicial or arbitral proceeding) to enforce such right of indemnification under the Prior Agreements. Upon Purchaser's satisfaction of its obligations pursuant to the preceding sentence, the Sellers' liability to Purchaser in respect of such indemnifiable event, if any, shall be reduced to the extent of any recovery by the Company under the Prior Agreements, net of related expenses.

                (g) LIMITATION ON ENVIRONMENTAL INDEMNITY. Notwithstanding anything to the contrary set forth in this Agreement, any obligation of the Sellers to indemnify the Purchaser Indemnified Persons with respect to environmental remediation shall be limited to Losses incurred by Purchaser Indemnified Persons in connection with taking such actions or incurring such costs as may be required by Environmental Laws or the valid order or judgment of any court or other governmental authority implementing or enforcing such Environmental Laws, and no Seller shall have any obligation to indemnify Purchaser Indemnified Persons for Losses beyond actions required by Environmental Laws or the valid order or judgment of any court or other governmental authority implementing or enforcing such Environmental Laws. Such costs of remediation must be reasonable costs incurred by the Company, Subsidiary, or Purchaser, which are reasonably necessary to satisfy but not exceed enforceable limits or standards imposed by Environmental Laws or the valid order or judgment of any court or other governmental authority implementing or enforcing such Environmental Laws so that the Company, Subsidiary and Purchaser can make use of the assets in the operation of the Company's and Subsidiaries business as currently conducted.

                (h) NO REPRESENTATIONS REGARDING PROJECTIONS. Purchaser explicitly agrees that none of the Sellers shall have any obligations whatsoever, or be deemed to have made any representations or warranties of any kind, with respect to any projections, financial or otherwise, of any future performance or expectation of the Company or the Subsidiary.

                                   ARTICLE 10

                                  MISCELLANEOUS

          10.1 FEES AND EXPENSES. Except as otherwise provided in this Agreement, the Redeeming Shareholders shall bear their own respective expenses and Purchaser shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. Each of the Sellers and Purchaser shall bear the fees and expenses of any broker or finder retained by such party or parties in connection with the transactions contemplated herein.

          10.2 GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

          10.3 AMENDMENT. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by Purchaser and Sellers' Representative.

          10.4 NO ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

          10.5 WAIVER. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          10.6 NOTICES. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered,
(b) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (c) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (b) above:

          If to Purchaser:

                c/o Kohlberg & Company, LLC
                2400 Sand Hill Road, Suite 100
                Menlo Park, California  94025
                (415) 854-5415 (telecopier)
                (415) 854-8450 (telephone)
                Attention: Dexter Paine
          with a copy to:

                Brownstein Hyatt Farber & Strickland, P.C.
                410 - 17th Street
                22nd Floor
                Denver, Colorado  80202
                (303) 623-1956 (telecopier)
                (303) 534-6335 (telephone)
                Attention:  John Garrett, Esq.

          If to the Company:

                Color Spot Nurseries, Inc.
                3478 Buskirk Avenue
                Suite 260
                Pleasant Hill, California  94523
                (510) 935-0799 (telecopier)
                (510) 934-4443 (telephone)
                Attention:  Michael F. Vukelich

          with a copy to:

                Katten Muchin & Zavis
                1999 Avenue of the Stars
                Suite 1400
                Los Angeles, California  90067
                (310) 788-4471 (telecopier)
                (310) 788-4400 (telephone)
                Attention: James K. Baer, Esq.

          If to Heller:

                Heller Equity Capital Corporation
                500 West Monroe Street
                Chicago, Illinois  60661
                (312) 441-7236 (telecopier)
                (312) 441-6964 (telephone)
                Attention:  John Underwood
                          Jeffrey A. Gonyo

          With copies to:

                Heller International, Inc.
                500 West Monroe Street
                Chicago, Illinois 60661
                (312) 441-7173 (telecopier)
                (312) 441-6798 (telephone)
                Attention: Charles P. Brissman, Esq.

          and:
                Katten Muchin & Zavis
                1999 Avenue of the Stars
                Suite 1400
                Los Angeles, California  90067
                (310) 788-4471 (telecopier)
                (310) 788-4400 (telephone)
                Attention: James K. Baer, Esq.

     If to any Seller other than Heller:

                c/o Color Spot Nurseries, Inc.
                3478 Buskirk Avenue
                Suite 260
                Pleasant Hill, California  94523
                (510) 935-0799 (telecopier)
                (510) 934-4443 (telephone)
                Attention:  Michael F. Vukelich

     with copies to:

                Knox Ricksen
                Lake Merritt Plaza
                1999 Harrison Street, Suite 1700
                Oakland, CA 94612-3500
                (510) 446-1946 (telecopier)
                (510) 893-1000 (telephone)
                Attention:  Thomas A. Palmer, Esq.

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by confirmed facsimile, or (y) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; PROVIDED that in each case notices received after

4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

          10.7 COMPLETE AGREEMENT. This Agreement, the Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          10.9 PUBLICITY. Sellers' Representative and Purchaser will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law, in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release.

          10.10 HEADINGS. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.11 KNOWLEDGE. For purposes of this Agreement, the term "knowledge" means, with respect to Purchaser, the actual knowledge of James A. Kohlberg, W. Dexter Paine III and Samuel P. Frieder, with respect to the Executive Managers, the actual knowledge of Michael F. Vukelich, Steven J. Bookspan and Jerry Halamuda, with respect to the Director Shareholders (other than Heller), the actual knowledge of such Director Shareholder, and with respect to Heller, the actual knowledge of John Underwood and Jeffrey A. Gonyo.

          10.12 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          10.13 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

          10.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR

FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY THE STATE OF CALIFORNIA, COUNTY OF CONTRA COSTA, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES HERETO EACH ACCEPT FOR ITSELF AND HIMSELF, AS THE CASE MAY BE, AND IN CONNECTION WITH ITS OR HIS, AS THE CASE MAY BE, RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HERETO EACH DESIGNATE THE PRENTICE-HALL CORPORATION SYSTEM, INC. AND SUCH OTHER PERSONS AS MAY HEREINAFTER BE SELECTED BY THE SELLERS' REPRESENTATIVE WHO IRREVOCABLY AGREES IN WRITING TO SO SERVE AS AGENT TO RECEIVE ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES HERETO TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY PRENTICE-HALL OR SUCH OTHER PERSONS BY REGISTERED MAIL TO THE PARTIES HERETO, AS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.

          10.15 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TOME ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAVES ITS OR HIS, AS THE CASE MAY BE, JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY

OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          10.16 SELLERS' REPRESENTATIVE. Each Seller, for purposes of this Agreement and the transactions contemplated hereby, hereby irrevocably appoints Heller as Sellers' Representative.



                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, each of Purchaser, the Company and the Sellers have executed this Agreement, or caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                              KCSN ACQUISITION COMPANY, L.L.P., a Delaware limited partnership


                              By: KCSN Management Company, L.P.,
                                  Its general partner

                              By: KCSN GP, Inc.,
                                  Its general partner


                              By:_______________________________________________
                                  Samuel P. Frieder
                                  Vice President


                              COLOR SPOT NURSERIES, INC., a Delaware corporation


                              By:_______________________________________________
                                  Michael F. Vukelich
                                  Chairman/CEO


                              HELLER EQUITY CAPITAL CORPORATION, a Delaware corporation


                              By:_______________________________________________
                                  Name:_________________________________________
                                  Title:________________________________________



                              M.F. VUKELICH CO., a California corporation



                              By:_______________________________________________
                                  Michael F. Vukelich

                                  President



                              __________________________________________________
                              Michael F. Vukelich



                              __________________________________________________
                              Jerry Halamuda



                              __________________________________________________
                              Gary E. Mariani



                              __________________________________________________
                              Steven J. Bookspan



                              __________________________________________________
                              Richard E. George

                                   EXHIBIT 5.7

                                  LEGAL OPINION

                                   EXHIBIT 5.8

                              EMPLOYMENT AGREEMENT

                                   EXHIBIT 5.9

                       8.0% SUBORDINATED CONVERTIBLE NOTES

                                  EXHIBIT 5.10

                             STOCKHOLDERS' AGREEMENT

                                 EXHIBIT 6.8(A)

                   LEGAL OPINION - [CHARLES P. BRISSMAN, ESQ.]

                                 EXHIBIT 6.8(B)

                         LEGAL OPINION - [KNOX RICKSEN]

                                 EXHIBIT 6.8(C)

                     LEGAL OPINION - [KATTEN MUCHIN & ZAVIS]

                                  EXHIBIT 6.10

                               FINANCING PROPOSAL

                                  EXHIBIT 6.11

                                  FEE AGREEMENT

                                   SCHEDULE 1

                  SHAREHOLDERS, EXISTING SHARES, OPTION SHARES
                               AND REDEEMED SHARES



-------------------------------------------------------------------------------------------------
     SHAREHOLDERS                        EXISTING        OPTION         TOTAL         REDEEMED
                                          SHARES         SHARES         SHARES         SHARES
-------------------------------------------------------------------------------------------------

 Heller Equity Capital Corporation       7,000,000            N/A      7,000,000      7,000,000
 M.F. Vukelich Co.                         500,000            N/A        500,000        500,000
 Michael F. Vukelich                     1,786,084        573,346      2,359,430        743,482
 Jerry Halamuda                            150,000        573,346        723,346        383,838
 Steven J. Bookspan                         40,800         57,335         98,135         32,720
 Gary Crook                                    N/A         57,335         57,335         19,117
 Dave Grimshaw                                 N/A         57,335         57,335         19,117
 Gene Malcolm                              100,000         57,335        157,335         52,459
 Michael T. Neenan                          10,000         57,335         67,335         22,451
 Robert F. Strange                          10,000         57,335         67,335         22,451
 Jim Tsurudome                              25,000         57,335         82,335         27,453
 John Negrete                                  N/A         25,000         25,000          8,336
 Dennis Bahen                                  N/A         10,000         10,000              -
 Gary E. Mariani                           125,000         57,335        182,335        103,434
 Richard E. George                         100,000         57,335        157,335         52,459

 TOTALS                                  9,846,884      1,697,707     11,544,591      8,753,479

                                   SCHEDULE 2

                              PENDING ACQUISITIONS



   1.   Acquisition of assets of Sunnyside Plants, Inc.

   2.   Acquisition of assets of Signature Trees.

                               DISCLOSURE SCHEDULE



                                       46